                                                                                                                          Exhibit 11
                                                           Statement Re:
                                              Computation of Per share Earnings (Loss)

                                                                   Three months ended September 30,  Nine months ended September 30,
                                                                           1997           1996                1997           1996
                                                                        -----------   -----------         -----------    -----------
Primary
      Average shares outstanding
                                                                         10,289,488    10,007,454          10,265,274      9,947,653
      Net effect of dilutive  stock  options-based
          on the treasury stock method
          using average market price                                         14,637       616,642                --          512,251
                                                                        -----------   -----------         -----------    -----------
      Total                                                              10,304,125    10,624,096          10,265,274     10,459,904

      Net income (loss)                                                 $   274,191   $   234,308         $(3,474,043)   $   393,922
                                                                        ===========   ===========         ===========    ===========

      Per share amount                                                  $      0.03   $      0.02         $     (0.34)   $      0.04
                                                                        ===========   ===========         ===========    ===========

Fully Diluted
      Average common shares outstanding                                  10,289,488    10,007,454          10,265,274      9,947,653
      Average convertible preferred shares
          outstanding                                                       560,869          --                  --             --
      Net effect of dilutive  stock  options-based
          on the treasury stock method using the
          period-end market price if higher than average market price        14,637       616,642                --          553,377
                                                                        -----------   -----------         -----------    -----------
      Total                                                              10,864,994    10,624,096          10,265,274     10,501,030

      Net income (loss)                                                 $   274,191   $   234,308         $(3,474,043)   $   393,922
                                                                        ===========   ===========         ===========    ===========

      Per share amount                                                  $      0.03   $      0.02         $     (0.34)   $      0.04
                                                                        ===========   ===========         ===========    ===========